Exhibit 99.2

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

DANKA

Moderator: Ed Quibell

August 8, 2006

9:00 am CT

Operator:	Good morning. My name is (Brandy) and I will be your conference operator today. At this time I would like to welcome everyone to the Danka First Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you’d like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. I would now like to turn the call over our host Mister (Doug) (Unintelligible),Vice President of Investor Relations. Sir you may begin.

(Doug):	All right thank you operator and welcome to Danka’s fiscal 2007 first quarter results call for quarter ending June 30l, 2006. Discussing results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we’ll be happy to take your questions.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Please be aware that certain statements during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the Safe Harbor protection afforded by this act for any such statements.

These statements involve a number of facts that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s website danka.com, or from investor relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website. As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via the special dial in number and our website. Details can be found at danka.com or in our August 3 news release announcing this call.

Now here’s Chairman and CEO A.D. Frazier.

A.D. Frazier:	Thank you (Doug) and good morning all. Thank you for joining us on the Danka conference call. In a moment I will ask Ed Quibell our Chief Financial Officer to discuss our results and the period comparisons.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

But before I do I would like to share several observations with you. At the beginning of our fiscal year we set forth three fundamental objectives: one, we set a high standard of customer service with an objective that we wanted our customers to be so satisfied that they would happily be references for us. The second objective we said was we set about to reduce the opportunity for errors in every facet of our business from machine installation to billing for service in order to improve customer satisfaction and corporate earnings. And the third objective we set about was to make our profit plan.

I’m pleased to report that we have made progress against all three of these goals. The first two I’ll describe later in this presentation. As for our third goal this fiscal quarter was the first to show positive earnings from continuing operations in one and one half years. And while this summer include some special items about half of it was earned the old fashioned way.

We chose to take several non-cash charges in this quarter as part of clearing the decks to focus on our core business. You will recall that I discussed this possibility in our last call.

In keeping with refining our strategic focus as reported earlier this month we have sold our Australian business. Taking all of this together I now believe we’re well positioned to move forward with our back to basics strategic focus.

I’m completely satisfied with the energy and commitment of our team during this first quarter of working tougher as we will discuss shortly. Now let’s go to the financials Ed.

Edward Quibell:	Thank you A.D. and good morning. Please remember that the numbers we reported today and that we will be discussing on this call including those from prior periods are from continuing operations and reflect the impact of fluctuations in foreign currency exchange rates.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

This is the first quarter of our new year and our last quarter’s call we discussed some of the areas on which we will focusing to improve our overall performance. I’m pleased to say that we are beginning to see some of the benefits of our efforts, particularly at the operating level.

I will start with the income statement. Consolidated revenue for the quarter was $260.2 million down from the previous quarter by 4.1% or $11 million and down 11.1% or $32.4 million for the prior year quarter. The decrease from last quarter and the prior year quarter occurred in both the US and Europe. Please remember that our short to medium term focus is on improving operating profits and to exit unprofitable business which has some effect on revenue.

Retail equipment and related sales for the quarter were $92.1 million, down 12.6% or $13.2 million sequentially and down 19.3% or $22 million on a year over year basis due to increased pricing pressures and a planned worldwide reduction in our sales force.

Retail services revenue was $124.6 million for the quarter, up 1.9% or $2.3 million from the previous quarter but down 5.8% or $7.7 million from the prior year quarter. The sequential increase occurred predominantly in the European business with an increase or 3.4% while the US was flat quarter over quarter.

As you’re all aware this has been a major goal to stop the decline and move to grow service revenue. Achieving this for two quarters in a row have given us encouragement that we are moving in the right direction.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Retail supplies and rentals revenue was $19.9 million for the quarter, up 6.7% from the prior quarter but down 10.8% from the prior year. The increase sequentially was focused in the US rental business.

Wholesale revenue was $23.7 million for the quarter, down $1.3 million from last quarter and down $300,000 from the prior year quarter and continues to remain reasonably flat.

Consolidated gross margin for the quarter was 33.8% as compared to 29.3% last quarter and 33.6% for the same quarter last year. The margin increase sequentially was in our service and rental business where we saw improved productivity helped by (unintelligible) and some governmental revenue where purchase orders had been delayed from the previous quarter.

Now turning to operating expenses we continue to keep our expenses in line with the current quarter adjusted operating expenses being $78.3 million or 13.1% of revenues. You’ll all remember that we set a 30% of revenue goal at the beginning of our restructure phase several quarters ago.

Compared to the prior quarter the current quarter adjusted operating expenses are down 12.2% or $10.9 million and down 22.9% or $23.3 million from the prior year quarter.

This is one area where the company has done an excellent job and in certain areas we are looking to increase the sales coverage on the ground to grow revenue.

During the quarter we recorded a $12.4 million restructure charge to allow for further cost reductions consisting of severance charges of $7.4 million in both

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

the US and Europe and $5 million in facility costs primarily related to the downsizing of the company’s corporate and US headquarters in Saint Petersburg, Florida.

Additionally in keeping with our initiatives to dispose of non-core and non-profitable assets we recorded a $2.5 million loss on disposal of a wholly owned subsidiary in the US and sold our interest in Scotland for a gain of half a million dollars.

The US subsidiary focused on providing service and comparables to the printer space and was forecast to lose money this year. The loss related to the non-cash right off of intangibles.

In July we announced the sale of our Australian subsidiary for $12.6 million. It is anticipated that this sell will close shortly and will realize a gain in Q2 that will somewhat offset the restructuring charges we took in this quarter.

We achieved an adjusted operating profit from continuing operations which excludes restructuring and loss (unintelligible) subsidiary of $9.6 million for the quarter as compared to a $9.7 million adjusted operating loss last quarter and a $3.3 million adjusted operating loss in the year ago quarter. We’re excited about this improvement as this has been our primary focus.

Although assisted by additional vendor support, some governmental sales timing, and the gain on exiting the Scottish territory, totaling all to about half the profit we still showed a good adjusted operating profit from continuing operations in the quarter without these pickups.

On a non-operating basis we incurred $7.7 million on net interest expense and realized a $1.4 million income tax benefit. This resulted in a net loss of $11.8 million for the quarter versus a $22.9 million loss last quarter and $20.1 million loss in the first quarter of last year.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Now let’s look at the balance sheet. On the last call I indicated that we would be a net user of cash this quarter mainly due to our payment of $13.9 million in interest principally on our long term debt as well as our expenditures on fixed and rental assets, inventory accruals, and restructuring.

Net cash at the end of the quarter including restrictive cash totaled $50.1 million as compared to $65 million last quarter and $85 million last year. The cash from the sale of Australia will be reflected in the second quarter. Cash is always a concern and we continue to work very hard on ways to improve our position.

Accounts receivable DSOs remained relatively flat, increasing by only a day from the prior quarter to 55 days and up two days from the same quarter last year. (Unintelligible) collections have remained a key focus for our team and we continue to make good progress in this area.

Inventory levels increased during the quarter to $86.7 million from $80 million in the prior quarter. Levels are down $18.9 million as compared to the same quarter last year. We believe that our inventory levels are inline with our needs but can always improve and we’ll be looking to reduce inventory levels where possible.

Accounts payable and accrued expenses of $258.2 million decreased by $1.1 million from last quarter and are down $28.2 million from the prior year. Capital expenditures were $3.2 million for the quarter compared to $4.9 million last quarter and $3.3 million in the first quarter last year. One point four million related to rental assets with only $1.8 million for internal capital expenditures.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

As I mentioned we are very pleased with the improvements we have made in the basic operations of the business. We continue to focus on improving our operating profitability and addressing our balance sheet. This year our cost base is inline and every country, market, district, and individual understands what is required from them for us to meet our goals. Achieving this will give us the base we need from which to grow.

Thank you and not let me hand you back to A.D.

A.D. Frazier:	Thank you Ed. We’ll be happy to take your questions on the financials and other things at the conclusion of my remarks. Ed has discussed our financial comparisons to last quarter and the same quarter a year ago. I intend to focus my remarks on comparing this quarter to the previous one – Q4 of fiscal year ‘06 because the structure of our company, its organization, its priorities, its cost structure, and its focus not to mention its incentives are significantly different than they were at this time a year ago.

I said last quarter end that we were focusing our efforts on upgrading earnings rather than revenue. I also said that I did not adhere to the razorblade conceptualization of our business which is providing machines at a loss in order to gain the annuity revenue from service.

I believe our position on this is supported by the first quarter results. While revenue for Q1 was down $11 million from the prior quarter as anticipated, our total gross profit dollars on hardware sales were actually flat and hardware margins were up in a range which is more inline with that of our peers.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

We had even better results in service with gross profit dollars and margins both up from last quarter. At the same time operating expenses were down to 30.1% of revenue which is much closer to our previously stated goal of 30%. The net of this led our earnings from continuing operations to the $9.6 million level that Ed described.

Our customer satisfaction goal was to have our customers pleased enough with Danka that they would happily be a reference for us. We believe that this is an extraordinarily high standard but that we can achieve it over time if we focus on service quality and all of its dimensions.

We actually made progress during the quarter. The average time to respond to a customer call improved and the percentage of calls completed on the first trip improved resulting in the percentage of call backs within one and seven days declining. Open service requests and out of stock parts are running at all time lows.

In the US we established a goal of reducing the opportunity for errors in order to enhance customer satisfaction and improve revenue collections. We’re achieving this by reorganizing work flows, automating tedious manual processes, and restructuring incentive compensation to reinforce accuracy.

While we have more to do on this we’re beginning to see the results. For example days sales outstanding in the US have declined and customer credits have been reduced by 30% from last quarter.

I said on our last call that I intended to review all of our previous diversification initiatives for congruence with our back to basics plan. We have abandoned two of these relationships, we have reaffirmed two, and have yet to conclude on one more.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Specifically we brought our Click Guard association to conclusion and we disposed of our Image One investment as Ed mentioned earlier. And we have concluded that our relationships with Kodak and Pitney Bowes are well structured and that they will add to the achievement of our objectives both strategically and profitably.

As Ed described our restructuring charge of $12.4 million resulted from decisions to reduce real estate requirements, mostly in the US, and to prepare for upcoming personnel decisions largely in Europe. We will realize the benefit of all these decisions beginning this year and for continuing years to come.

We’ve stabilized a number of machines in the field with the total at the end of Q1 down less than 3% from the end of the previous quarter. Color increased 44.6% from the previous quarter as did digital. Analog declined from 18.4% - to 18.4% from 20.8% in the previous quarter.

As well we had a record quarter for high volume machine installations. With one exception all of our divisions in the United States and Europe were profitable for the quarter.

Ed has already discussed our balance sheet so I’ll only repeat to say that we are managing working capital very closely.

I continue to spend a significant amount of time visiting our sales and service professionals in the field and calling on customers and prospects with an eye toward customer satisfaction, staffing matters, and corporate profitability.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Wherever I go I continue to be pleased with the quality and dedication of our field leadership and staff. It’s the work of these fine professionals that has enabled our organization to improve financial performance and move forward with focus and clarity on our core business.

At the same time our vendors have been especially helpful assisting us in providing resources at all levels including a large portion of the significant increase in training we’re demanding of our people and in the quarter I want to call particular attention to Canon in that regard.

We are very appreciative of their assistance. We continue to believe that having multiple vendor relationships enables us to provide the best possible equipment solution for our customers.

Finally we have achieved several noteworthy customer wins during the quarter including the renewal of our New York City relationship and the establishment of a large new relationship with the United States Army.

As I hope you will agree we’re off to a good start in fiscal 2007. We’re implementing the steps that we outlined in our last call and we’re seeing positive results. And we’re cautiously optimistic concerning the remainder of the year.

Now we’ll be happy to seek to answer the questions that you may have.

Operator:	At this time if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from Bob Evans with Craig Hallum Capital.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Bob Evans:	Good morning gentlemen and congratulations on nice progress from last quarter.

A.D. Frazier:	Hi Bob. Thank you.

Bob Evans:	Can you comment – I mean you had given us some detail as it relates to some of the things that you’re doing but can you comment on kind of the sustainability of the margin improvement that you’ve seen in the equipment and service side and the cost reductions that you’ve seen, you know, from a go forward standpoint? And maybe perhaps comment, you know, you’re showing a much greater gross margin improvement on a lower revenue base. Just again a couple of examples I believe you had said the customer credits were down 30%, you know, could you elaborate a little exactly what that means?

And, you know, just – again looking for kind of sustainability and examples of why the improvement occurred.

A.D. Frazier:	Sure. Bob the – it sounds so simple; I hate to draw attention to it. It is simply a fact that when you’re more accurate in your billing you collect more revenue. And we focused very, very hard on the first quarter on improving our accuracy. So a big portion of that margin improvement is actually improved collections on revenue recognition.

Also we – our leadership in the field – our market managers, our branch managers, focused more than they have in the past on profitability and pricing discipline. So to that extent I feel pretty confident that the kind of margins we’re seeing here are sustainable within a point or two of where they are today.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

The cost numbers are down; we had set a goal of 30% of revenue. Even at a reduced revenue level they’re only 30.1%. We’re still going to focus on 30% as a number – as a goal. And that may wobble a bit as we add some sales members, team members around the country for the remaining part of the year. But fundamentally we have restructured our approach to going to market. And the emphasis on margins will not stop.

Bob Evans:	I believe you had commented previously that you had changed the comp plan for the salespeople. What was the impact of that?

A.D. Frazier:	Well the – we changed the – as I mentioned last quarter I think we changed our inventive compensation concept up and down the line to focus the salespeople and sales management on profitability as opposed to mostly on just revenue. And as you saw I mean while revenue was down $11 million we didn’t lose anything in that regard. In fact we made more money.

So the incentive compensation scheme is aimed at reinforcing the need to sell business profitably because the sales persons now have some skin in the game with their commissions.

Bob Evans:	Okay. And the restructuring charge that you’re taking – the $12.4 million – how much of – what level of hard savings would you expect to occur from that restructuring once it is fully ramped?

A.D. Frazier:	Well it – I don’t want to pin an exact number to it but a significant portion of that – what we did was we decided to get out of the top two floors of our building here in Saint Petersburg which was about half of that restructuring charge and that was a ten year lease so we’re going to see the benefit of that for a long time.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

The other was largely personnel decisions – retirements in Europe and we’ll see the benefit of those because we obviously won’t replace those people.

Bob Evans:	Okay so this should result in relative, you know, somewhat meaningful hard dollar savings.

A.D. Frazier:	Yes sir I believe that to be true.

Bob Evans:	Okay. And final question and I’ll let someone else go into queue is from a product standpoint how do you view your, you know, kind of current product line and things you may want to look to in the future?

A.D. Frazier:	You know, with four months of experience in this business I won’t profess expertise period. What I hear from the people in the field is that our product line is pretty satisfactory. At least one of our vendors is coming out with a couple of new launches this fall and one at the turn of the year. I don’t feel like we’re disadvantaged in the slightest bit in terms of our product offering.

We also said in the last quarter that we needed a more robust printer solution and we haven’t quite got that yet but we’re working on it.

Bob Evans:	Okay. All right thank you.

Operator:	Again to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again that is star then the number 1 on your telephone keypad.

Please hold while we compile the Q&A roster.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

A.D. Frazier:	Operator?

Operator:	Yes we’re compiling the Q&A roster. Hold one moment.

A.D. Frazier:	Okay.

Operator:	Again you have a follow up from Bob Evans with Craig Hallum Capital.

Bob Evans:	Not trying to dominate things here but I did have a follow up question. Can you comment – I think you had – geographically I think you said every area but one was profitable. Can you comment a little bit at least sequentially what geographic areas made progress? What areas do you think there’s still room for improvement in?

A.D. Frazier:	Well I’ll say this – we have what we call 13 major markets in the United States and all those were profitable. We have actually surprising enough about 13 major markets in Europe counting the wholesale business and only one small European market was not profitable and we made some changes there.

We saw pretty significant turnarounds in countries like France and the UK where management focus and attention is paying dividends. In the United States I said last quarter that we had a fully empowered decision maker in each market and we do. We’ve made some adjustments in the branch national level and below that.

But our – a key point is our managers have embraced the notion of focusing of profitability and for the first time this past quarter they had the appropriate tools to measure that performance and they’re off and running.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

So we saw nice improvement in almost all of our markets in the United States and we’re going to look for more.

Bob Evans:	Okay. And I know another – I know this is a difficult to answer but as it relates to the balance sheet I mean obviously that was one of the other priorities that you had mentioned when you had first – in your last conference call.

I mean are you – I mean do you believe there are viable – are you seeing viable options to be able to kind of restructure and improve the balance sheet. I know you can’t fully elaborate on what they are but, I mean are you – do you have confidence that you can, you know, you’re seeing alternatives where you can get something done by, you know, prior to the end of the fiscal year?

A.D. Frazier:	The answer to that simply yes. And as you obviously recognize Bob it wouldn’t be appropriate to go beyond that but yes I do.

Bob Evans:	Okay. And okay. And kind along the same lines of, you know, continuing to non-strategic assets and so forth.

A.D. Frazier:	Yes and we’d like to continue to earn more money too.

Bob Evans:	Right.

Edward Quibell:	Improved results will make that a whole lot easier in Q4.

Bob Evans:	Sure, certainly. Okay. Thank you.

A.D. Frazier:	Yes sir. Thank you.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Operator:	Your next question is from Hector Forsythe with Evolution.

Hector Forsythe:	Hi.

Man:	Hi Hector.

Hector Forsythe:	Hi. Good morning to you. Good improvement in performance; I’m very encouraged by what I’m seeing there. Can you just say on an internal level how well the effect from basic being received by people on the ground?

A.D. Frazier:	Well I’ll answer first and then Ed can chime is as well. I have personally visited with an awful lot of them in the United States and I’m going to Europe for ten days this month. I think it has been extraordinarily well received. The focus on buying copiers – copy machines at one price, selling them at another, and servicing them is – has – seems to have resonated with our team in the field.

Everywhere I go I get positive responses to that. And so I’m satisfied that from the standpoint of what our people believe we’re on the right track.

Hector Forsythe:	Are there any specific areas that need attention across the group whether they be regions or product lines or anything else that?

A.D. Frazier:	Yes. We have further work to do on improving accuracy and reducing errors. Some of that will be as improved or automating some manual processes will be done by October I think. That will help a lot. Training in the use of our pricing tools in the field is going to help a lot. We’re working very diligently on that.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

But we need to work on improving accuracy – that’s a big issue for me. As you recall our one material efficiency was in the area of revenue recognition so as we fix that and we fix that material deficiency as well.

The other thing that needs attention is we’d like to add some salespeople back. I think in the pairing off of our sales staff it’d probably cut a little too deep.

Hector Forsythe:	Right. Are the – final question on that is are you going to be looking to recruit seasoned people or train people up?

A.D. Frazier:	Both actually. We have – we intend and we have in place not to put out a curriculum of training that we expect to all of our sales persons to have either completed or complete as they’re put in the field. And we will move toward a certification process that will assure our clients and prospects that all of the salespeople who represent Danka are fully prepared in each aspect of our business.

Hector Forsythe:	Thank you very much.

Edward Quibell:	Sure. Thank you.

Edward Quibell:	Thank you.

Operator:	Your next question is from Rossman Hinz with Bank of America.

Rossman Hinz:	Yes good afternoon or good morning gentlemen. Thank you very much. I have two questions. First of all Ed could you remind me of the net cash number? I did not quite understand that ..

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Edward Quibell:	The net cash number takes into account the cash balance, the restricted cash, less the draw down on the line.

Rossman Hinz:	Yeah and what was that number? I didn’t hear it.

Edward Quibell:	Sorry that was $50.1 million compared to $65 million the previous quarter.

Rossman Hinz:	Okay great. Thank you very much. And the second question was regarding to the gross margin could you break that down to the different business units?

A.D. Frazier:	I don’t think we’ve ever given that out as a segment, have we? Have we focused on Europe and the US – I don’t think we’ve given that out.

Rossman Hinz:	Okay those were all the questions I had. Thank you very much.

A.D. Frazier:	I think to your question Mister Hinz that information is in the Q…

Edward Quibell:	Which will be filed later.

A.D. Frazier:	It will be filed shortly.

Rossman Hinz:	Okay great. Thank you very much.

Operator:	Your next question is from Matthew Campbell with Knott Partners.

Matthew Campbell:	Hi good morning gentlemen.

A.D. Frazier:	Good morning.

Edward Quibell:	Hi Matt.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Matthew Campbell:	A refreshing quarter to see. I might have missed this but could you go over what your installed base is digital versus the analog?

Edward Quibell:	Yeah A.D. mentioned that and the analog base is reduced down from 20.8% last quarter to 18.4% this quarter.

Matthew Campbell:	And do you feel – at what point do you feel that that will pretty much flatten out?

Edward Quibell:	It’s tough to call. I mean we’ve been seeing this reduction of kind of 2 to 3% every quarter for awhile now. And, you know, I think there will definitely be some point where we jut hit the bottom of the analog and I think there’ll be a percentage there but I don’t know where that would be Matt to be honest.

Matthew Campbell:	Got it.

A.D. Frazier:	Just as a comment Matt the – we also saw color installs up and the service on that as you know is a lot better than it is on black and white. And our high volume machines were at a record level so service on that is also high.

Matthew Campbell:	Great. Good. And the – in the past we had done a deal with a large printing company. And in the past we have not been profitable on that deal because we had all the service people available and the business wasn’t there.

Has that partnership with the large printing company been renegotiated or is it profitable today?

A.D. Frazier:	Matt we’re working on it.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Matthew Campbell:	Okay. And then my last question would be – oh I have two questions. But did you – do you feel like you’re getting better visibility on the linearity of your sales throughout the quarter now?

Edward Quibell:	Definitely. I think our focus of having 12 closes as opposed to four closes is one of the big things that A.D. brought when he came on board. And everybody across the field and is now focusing very much on monthly closes.

We’ve also put some addition incentives in place to assist with driving sales to the front end of the quarters rather than everything at the end. And we’re starting to see some of that benefit.

Matthew Campbell:	Okay great. My last question…

A.D. Frazier:	Is this Matt still?

Edward Quibell:	Matt still, yeah.

A.D. Frazier:	Matt, you know, it’s – here’s how things work as you know. If you wait till the quarter end for all the business to pile up and then get installed it all has to go through the set up process and the booking process and you create a huge opportunity for mistakes when you cram that much business into that short a period time and you miss.

We’re still going to have fairly large portion of our revenue base focused in the last month of the quarter but by moving it forward you actually reduce the opportunity for errors in that third month of the quarter and we saw that happen here.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

And as we’ve said instead of sort of focusing on four quarterly closes we’re working just as hard now on each of 12 months. So we spread out the challenge more evenly.

Matthew Campbell:	Great. Thanks for the explanation. And this past quarter you had a interest payment of $13 million. Is that correct Ed?

Edward Quibell:	That’s correct, yes.

Matthew Campbell:	So this quarter albeit you’re not giving guidance looks to be a good free cash flow quarter.

Edward Quibell:	Yeah I anticipate that it will be appositive quarter.

Matthew Campbell:	Hey guys thanks very much. It sounds like you’re doing all the right things.

A.D. Frazier:	Thank you very much Matt.

Edward Quibell:	Thanks Matt.

Operator:	Your next question’s from Schuyler Winter with Merrill Lynch.

Schuyler Winter:	Hi just a quick question. Do you expect considerable benefit from the New York City and US Army contracts?

A.D. Frazier:	Well we do. The one with the Army has a long tail to it and New York has been a big contract for us; renewing it was terribly important. We did it, we’re making money on it now, and we – these are two very large accounts so the answer to that is yes.

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Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Schuyler Winter:	And more than 10%?

A.D. Frazier:	More than 10% of what?

Schuyler Winter:	Total…

A.D. Frazier:	No, no, no.

Schuyler Winter:	No.

A.D. Frazier:	Not in any one year obviously. These are big deals and they’re illustrative. There were other deals that were equally praiseworthy I just didn’t pick them out.

Schuyler Winter:	Thank you.

Edward Quibell:	Thanks Schuyler.

Operator:	Your next question’s from Eric Gurry with Aragorn LLC.

Eric Gurry:	Hey guys; nice quarter. Just wondering if you could give a little bit of clarity in the way that you think about restructuring charges now as you go forward. Do you have like an internal rate of return that you look for on restructuring dollars or, you know, how do you decide what you’re going to take a hit on?

Edward Quibell:	You know, we look at it very closely and to be honest we kind of feel that we’re reaching the end of that. We’re almost where we want to me. We look very closely at building up this restructuring charge.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

We – naturally we look at return, we look at payback, how quick it’s going to be and use a lot of those formulas as we work through it. I’m not anticipating that they’re going to be major restructuring charges going forward. Naturally each time there might be some adjustments to our existing plans but those should not be material going forward.

Eric Gurry:	Okay.

A.D. Frazier:	We consciously worked Eric to see if we couldn’t find everything we could find and get it dealt with in the first quarter so I could get everyone focused on the way forward.

Eric Gurry:	Great. And any guidance on CAPEX for the year?

Edward Quibell:	We are – as you can see our CAPEX is fairly low. It was only $1.8 million for internal use. It was about $1.4 million on some rental assets. As far as internal use we’re going to continue to control that and keep that number down and actually we have our normal replacement of PCs, et cetera. But I don’t see a major expenditure going forward there.

On the rental asset side it is an area where I think we might start investing once we start getting better cash flow because it’s a pretty profitable area of our business. But I don’t see material changes for the next few quarters.

Eric Gurry:	If you’re investing on the rental asset side is that something you will look to have separate financing for or you just do that out of – just in cash?

Edward Quibell:	The problem is once you do the separate financing is the way we run our business today the financing company gets the benefit. This is where we actually do it ourselves and we start getting that additional finance benefit as well.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

It’s an area which we will eventually move towards but at this stage because of our current balance sheet it’s an area that we just will touch on a limited basis.

Eric Gurry:	Is that – will that be broken out in the Q as a split between internal and rental?

Edward Quibell:	I’ll have to look at that. Let me have a look see. We should break it out.

A.D. Frazier:	I’m pretty sure we will.

Edward Quibell:	I’m sure we will.

Eric Gurry:	Okay. Thanks guys. Keep up the good work.

Edward Quibell:	Thank you.

Operator:	Your next question’s from Jay Wigdale from Lake Front Partners.

Jay Wigdale:	You talked about your new compensation plan with monthly closing. How are you driving at it down to the salespeople?

A.D. Frazier:	Well I think I heard you correctly – please know that you’re a little bit hard to hear. If you’re on a cell phone it may be tough. We tried to begin our year together – our time together as a group with the notion that all of our incentives and our processes and our businesses would be go congruent and that is aimed at trying to generate shareholder value.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

We put in place an incentive compensation plan that actually pays more for sales in the first quarter and second quarter – excuse me – first month and second month of a quarter than it does in the third. It also pays more for a new customer and it pays more for color. And so the sales personnel have an opportunity to have a very attractive return if they sell a color machine to a new customer in the first month of the quarter.

At the same time we set a certain pricing discipline and if something is sold below that then the – we’re going to hit the commission for it. The result has been that our sales staff recognizing the opportunity is taking advantage of it so it’s a good thing.

But it was aimed at focusing on getting value for the value we deliver. I mean what we deliver is a valuable service – our advice, our software, our machines and service is all a good value and we think we ought to get paid reasonably fairly for it.

Jay Wigdale:	Going forward how would you expect a typical quarter to fall by month?

A.D. Frazier:	It’s still - well I don’t know. The first quarter we had here was still about 20, 20, 60. But that’s better than 5, 5, 90.

Jay Wigdale:	Right. And then…

A.D. Frazier:	We’re working on that. It’s new territory. We don’t have any expectations about the future till we see it happen. But as a general matter it’s helping us reduce the errors because we’re not trying to do so much in the last month of the quarter at quarter end. That’s a good thing – as I’ve said credits were down from the previous quarter by 30% in dollar terms and it’s a lot of money.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Jay Wigdale:	And just my follow up question often when talking about restructuring the balance sheet people talk about the elimination of non-strategic assets. Would you sell off some of your core properties out there in an effort to restructure the balance sheet?

A.D. Frazier:	I don’t want to comment on selling core or non-core. All of our businesses that we have now matter to us and that’s a fact. We’re going to simply do what we have to do to meet our obligations on time as agreed. So it may involve an asset sale or two.

Jay Wigdale:	Thank you.

A.D. Frazier:	Yes sir.

Operator:	Your final question is from Jonathan Dickey with Wachovia Securities.

Jonathan Dickey:	Thank you very much for the call. How much do you have unused on your line of credit?

Edward Quibell:	The line of credit varies based on a formula, you know, where AR and inventory is. And it’s normally around $40 million and I think we are into it around ten so we have about $30 million available as we stand today and that’s a US based line only.

Jonathan Dickey:	Okay. And you have an interest payment I guess this quarter as well, correct?

Edward Quibell:	No we don’t.

Jonathan Dickey:	Okay.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

Edward Quibell:	No interest payment this quarter. Our next interest payments will be

Jonathan Dickey:	October, yeah. October yeah I guess October 1 or something. The other question I had was the restricted cash could you remind me again – is that – what that is for?

Edward Quibell:	The majority of it is tied up in a guarantee for an LC for our major vendor in Europe. That’s the majority of the restricted cash.

Jonathan Dickey:	Okay. And the final question I have was you had mentioned that you were – had reduced some office space there in Saint Petersburg and you exited that lease. You mentioned the savings there and I don’t recall – so you had no more commitment under that lease or do you still have a remaining commitment – a cash commitment there?

Edward Quibell:	No we still – we’ve exited it so we can – so we take it as a restructured charge. We are actively marketing the two floors so at the moment we don’t have sub-lease as yet. We’re anticipating we will be getting one. That’s when we’ll start getting the cash (unintelligible) but at the moment I think (unintelligible) benefit only.

Jonathan Dickey:	Okay. Thank you very much.

A.D. Frazier:	Keep in mind that we put out the amount of money that it is and it was a ten year lease. So the obligation that we avoid is pretty significant.

Jonathan Dickey:	Okay. Thank you.

Edward Quibell:	Good. Thanks Jonathan.

DANKA

Moderator: Ed Quibell

08-08-06/9:00 am CT

Confirmation # 3784525

A.D. Frazier:	I assume operator that there are no more questions and with that on behalf of Ed and myself and all of those – all of us here at Danka we appreciate your interest in calling on this earnings call. We are pleased with the results we had for the first quarter. We’ve set about righting the ship and dealing with those things that are non-strategic and taking charges for them and organizing our business in such a fashion that we are able to realize profits out of our core business and that is a very satisfying thing.

We’re optimistic for the future and we look forward to being available to any of you offline if you have questions about what we’re doing. And we thank again once more our staff around the country who have done a great job and our vendors who have been great business partners in the first quarter. And we look forward to working with them and all of them in the future.

Thank you very much. Goodbye.

Operator:	This concludes today’s conference call. You may now disconnect.

END